UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  July 12, 2017
OLD PSG WIND-DOWN LTD.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	001-36506 (Commission File Number)	Not Applicable (I.R.S. Employer Identification Number)

100 Domain Drive Exeter, NH (Address of principal executive offices)	03833-4801 (Zip Code)

Registrant’s telephone number, including area code:  (603) 610-5802
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01          Other Events.
As previously announced, Old PSG Wind-down Ltd. (formerly known as Performance Sports Group Ltd.) (“PSG”) and certain of its affiliates (collectively, the “Company”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Court”) for relief under Chapter 11 (“Chapter 11”) of the United States Bankruptcy Code, as amended on October 31, 2016. In connection with these voluntary petitions, on November 28, 2016, the Court entered a Final Order Pursuant to Sections 105(a), 362(a)(3), and 541 of the Bankruptcy Code and Bankruptcy Rule 3001 Establishing Notification and Hearing Procedures for Trading in Equity Securities in Debtors (the “Trading Order”), which established notice and hearing procedures that must be followed before certain transfers of equity securities in PSG, or of any beneficial interest therein, are deemed effective. The Trading Order was implemented to protect the Company’s net operating losses and other tax attributes, including built-in losses in its assets.
It has come to the Company’s attention that certain overseas investment funds affiliated with Bybrook Capital LLP (“Bybrook”) participated in trades in PSG equity securities, allegedly without actual knowledge of the procedures in the Trading Order or the purchasing restrictions and procedures set forth therein. If not remedied, the trades could result in an ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, which could result in significant cash tax liabilities for the Company in connection with its Section 363 asset sale and an inability to use certain of the Company’s tax assets to offset income for future periods. Bybrook asserts that no seller, broker, or agent advised Bybrook of the Trading Order or its contents. Upon learning of the Trading Order, Bybrook, on its own initiative, immediately contacted PSG’s counsel to advise them of the transfers and to resolve the issue consensually. On July 12, 2017, the Company entered into a Stipulation and Order between the Debtors and certain funds affiliated with Bybrook Capital LLP (the “Stipulation”) in an attempt to enforce the Trading Order and mitigate any potential adverse tax consequences arising from a potential ownership change.  The Stipulation provides that by no later than 12:00 a.m. EST on July 28, 2017, Bybrook must: (i) rescind all transactions with all sellers (except for certain shares acquired on dates on which Brookfield Asset Management Inc. undertook sales) and restore PSG shares to the sellers of such shares, such that Bybrook and the respective sellers are in the same position they would have been had the trades never occurred; (ii) sell all shares held by Bybrook in excess of 2,249,062 shares into the market to holders that are not and that would not become Substantial Shareholders (as defined in the Trading Order) as a result of the purchase; (iii) donate all excess shares to qualifying charities selected by PSG; or (iv) divest itself of all excess shares through a combination of (a) rescission transactions restoring the shares to sellers, such that Bybrook and the respective sellers are in the same position in which they would have been had the trades never occurred, (b) selling excess shares into the market, and (c) donating excess shares to qualified charities.
While the Company intends that the procedures outlined in the Stipulation enforce the Trading Order and mitigate any potential adverse tax consequences arising from a potential ownership change, the Company can provide no assurance that the outlined procedures in the Stipulation will be completed in a manner that achieves the desired result.
A copy of the Stipulation is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the press release describing the Stipulation is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.
(d)          Exhibits.
Exhibit No.	Description

99.1	Stipulation and Order between the Debtors and certain funds affiliated with Bybrook Capital LLP dated July 12, 2017.

99.2	Press Release, dated July 12, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 12, 2017
OLD PSG WIND-DOWN LTD.

By:	/s/ Brian J. Fox
	Name:	Brian J. Fox
	Title:	Chief Restructuring Officer